Exhibit 99



       Sloan Group Ltd. to Acquire BayCorp Holdings, Ltd.

     Portsmouth, New Hampshire - September 13, 2005 - Sloan Group Ltd., a privately held international business corporation headquartered in the Bahamas, and BayCorp Holdings, Ltd. (AMEX:
MWH) announced today that they have entered into a definitive acquisition agreement. This agreement provides that Sloan Acquisition Corp., a wholly owned subsidiary of Sloan Group Ltd., will offer to purchase all of the outstanding shares of BayCorp common stock at a price of $14.19 per share, a premium of approximately 45 percent over the September 12, 2005 reported closing price of $9.76 for BayCorp common stock on the American Stock Exchange.

     Under the terms of the agreement, Sloan Acquisition Corp. will commence a cash tender offer within 10 business days to acquire all of the outstanding shares of BayCorp common stock. The tender offer is subject to certain conditions, including that sufficient shares are validly tendered and not withdrawn that, when added to any shares already owned by Sloan Group Ltd. and its subsidiaries, will result in Sloan Group Ltd. and its subsidiaries owning at least 66 2/3 percent of the outstanding shares of BayCorp common stock. Subject to satisfaction of this and other conditions contained in the agreement, the tender offer is expected to be completed by the end of October, unless it is extended.

     Following successful completion of the tender offer, Sloan Acquisition Corp. will be merged with and into BayCorp, with BayCorp continuing as the surviving corporation. Holders of any remaining outstanding shares of BayCorp common stock, other than Sloan Group Ltd. and Sloan Acquisition Corp., will be entitled to receive cash of $14.19 per share of BayCorp common stock upon the closing of the merger.

     BayCorp is an unregulated energy holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production in Nacogdoches County, Texas; Benton Falls Associates, L.P., the owner and operator of a hydroelectric generating facility in Benton, Maine; Great Bay Hydro Corporation, which owns and operates a hydroelectric generating facility in Newport, Vermont; Great Bay Power Marketing, Inc., which purchases and markets power on the open market and Nacogdoches Power, LLC, which owns the development rights to the Sterne Power Project in
Nacogdoches, Texas. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined petroleum products trading exchange.


      This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of BayCorp common stock described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all stockholders of BayCorp at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available on the SEC's website (http://www.sec.gov).

     Certain of the foregoing statements, including those regarding satisfaction of various conditions to the tender offer and merger, as well as discussions of the merger following the consummation of the tender offer, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the timing of such events, which may cause the actual results, performance or achievements of BayCorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this Release. Sloan Group Ltd. and BayCorp expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


Contact:
     BayCorp Holdings, Ltd.
     Frank Getman, 603-766-4990

                               ###